Exhibit 4.17

FORM OF SHARE PURCHASE AGREEMENT WITH MINORITY COMMON
SHAREHOLDERS OF MOBILEPEAK HOLDINGS, LTD.

THIS SHARE PURCHASE AGREEMENT, dated [•  ], 2012 (this “Agreement”), is entered into by and between [•  ] [Print Full Legal Name], an individual residing at [•  ] [Print Current Residential Address], as seller (the “Seller”) and SPREADTRUM COMMUNICATIONS, INC., an exempted company incorporated and existing under the laws of the Cayman Islands with its registered address at P.O. Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands, as purchaser (the “Purchaser”), with reference to the following recitals:

A.  The Seller owns [•  ] [Insert Number of Shares] Common Shares (defined below) (collectively, the “Sale Securities”) in the capital of MobilePeak Holdings, Ltd., an exempted company with limited liability formed under the laws of the Cayman Islands (the “Company”).

B.  The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Sale Securities pursuant to the terms and conditions of this Agreement.

C.  The Company has approved the purchase and sale of the Sale Securities.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms.  For purposes of this Agreement, the words and expressions set out below, save where the context otherwise requires, shall have the following meanings:

“Affiliate” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such specified Person and, in the event of an individual, includes such Person’s spouse, parents, grandparents, siblings, children and grandchildren (collectively, the “Family Members”) or a Person Controlled by any of such Family Members.

“Ancillary Agreements” means with respect to the Seller only, the Instrument of Transfer and a declaration of lost share certificate if the Seller is obligated to execute a declaration of lost share certificate pursuant to Section 2.2(b)(i).

“Business Day” means the day on which licensed banks are open for business in Shanghai (the People’s Republic of China), Hong Kong, the United States and the Cayman Islands but excluding Saturdays, Sundays and public holidays and days on which typhoon signal No. 8 or above or black rainstorm signal is hoisted in Hong Kong.

“Claims” includes, but is not limited to, any and all claims, suits, causes of action, liabilities, actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including, but not limited to, attorneys’ fees and other costs of defense).

“Common Shares” means common shares with a nominal or par value of US$0.001 each of the Company.

“Control”, including the terms “Controlled by” and “under Common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, municipal or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body or any bureau, department or agency thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of The People’s Republic of China.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Material Adverse Effect” means (a) with respect to the Purchaser, any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and (b) with respect to the Seller, any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Seller to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

“Parties” means, collectively, the Purchaser and the Seller together with their respective successor or permitted assign becoming a party hereto in accordance with provisions of this Agreement; and a “Party” means any of them.

“Person” means any individual, sole proprietorship, partnership, firm, limited liability company, limited liability partnership, syndicate, joint venture, estate, trust, unincorporated organization or association, association, corporation, institution, public benefit corporation or other entity of any kind or nature howsoever designated or constituted, including any Governmental Authority, or any fiduciary acting in such capacity on behalf of any of the foregoing, including any successor, by merger or otherwise, of any of the foregoing.

“Subsidiary” of any Person means any other Person Controlled by such Person, directly or indirectly through one or more intermediaries.

“Third Party” means a Person that is not a Party, or an Affiliate, officer, director, employee, agent, representative or attorney of a Party, to this Agreement.

“U.S. Dollars” or “US$” means United States dollars, the lawful currency of the United States of America.

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Sale Securities.  The Seller shall sell, assign, transfer, convey and deliver the Sale Securities to the Purchaser and the Purchaser shall purchase the Sale Securities from the Seller, for an aggregate purchase price of US$[•  ] (the “Purchase Price”) on terms and conditions of this Agreement.

Section 2.2 Closing.

(a)  The sale and purchase of the Sale Securities shall take place at the closing (the “Closing”) on the date that is ten (10) Business Days after the date of this Agreement, or on such other Business Day as the Seller and the Purchaser mutually may agree in writing (the “Closing Date”).

(b)  Within three (3) Business Days of the date of this Agreement or such other Business Day as the Seller and the Purchase mutually may agree in writing (the “Document Delivery Date”), the Seller shall deliver or cause to be delivered to the Legal Department (the “Closing Agent”) of the Purchaser each of the following (collectively, the “Seller Deliveries”):

(i)  the original certificate(s) representing the Sale Securities or duly executed declaration of lost share certificate in the form of Exhibit A hereto (either case, the “Share Certificate(s)”); and

(ii)  a duly executed but undated original instrument of transfer in the form of Exhibit B hereto (the “Instrument of Transfer”).

(c)  On condition that the Seller shall have fully complied with Sections 2.2(a) and 2.2(b) above, the Closing Agent shall, and is hereby authorized by the Parties to:

(i)  Date the Instrument of Transfer as of the Closing Date; and

(ii)  Wire transfer an amount equal to the Purchase Price, in immediately available funds in U.S. dollars, to the account of the Seller specified in Exhibit C hereto or as otherwise specified in writing by the Seller to the Closing Agent prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser on the date hereof and on the Closing Date as follows:

Section 3.1 Capacity.  The Seller has full power and legal capacity and is legally competent to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the Seller’s legal, valid and binding obligations, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.2 No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)  conflict with or violate any Law applicable to the Seller; or

(b)  conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Seller is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

Section 3.3 Title to Sale Securities and Released Claims.  The Seller is the record and beneficial owner of the Sale Securities and the Released Claims, in each case free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer the Sale Securities to the Purchaser and the right, authority and power to release, compromise and settle the Released Claims as provided in Article V below. Upon delivery to the Purchaser of the Share Certificate(s) and the accompanying Instrument of Transfer at the Closing, the Purchaser’s payment of the Purchase Price and registration of the Sale Securities in the name of the Purchaser in the register of members of the Company by the Company, assuming it has purchased the Sale Securities for value in good faith and without notice of any adverse claim, the Purchaser shall acquire good and valid title to the Sale Securities, free and clear of any Encumbrance other than the Encumbrances created by the Purchaser.

Section 3.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.5 No Remaining Interests and Claims.  The Sale Securities are the only equity interests the Seller beneficially owns in the Company and immediately following the Closing, the Seller will not own, directly or indirectly, any equity interests in the Company, including any right, option or warrant to obtain, or any securities convertible into, exchangeable or exercisable for, equity interests in the Company (including, without limitation, any prior grant of any stock options under any stock option plans of the Company). The Seller has no claim whatsoever against the Company/Purchaser Parties (defined below), and is not aware of any facts or circumstances that would give rise to any claim against any of the Company/Purchaser Parties, under any employment and/or consulting agreement (if there is any), under any stock option plans of the Company, under the Company’s charter documents or otherwise relating to ownership of the Sale Securities and/or under any other document or instrument however described, except for covenants, rights, entitlements, agreements and obligations arising under this Agreement, whether such covenants, rights, entitlements, agreements and obligations are required to be performed or otherwise arise prior to, at or after the date of this Agreement.

INITIALS:

_____________________________
Print Name:

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

Section 4.1 Organization.  The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted other than those whose absence would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

Section 4.2 Authority.  The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser. This Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a)  The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)  conflict with or violate any provision of the organizational/constitutional documents (including, without limitation, any applicable the certificate of incorporation, bylaws, memorandum and articles of association or other equivalent organizational/constitutional documents) of the Purchaser;

(ii)  conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected; or

(iii)  conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Purchaser is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)  The Purchaser is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 4.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

Section 4.5 Investment Intent.  The Purchaser is acquiring the Sale Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Sale Securities in a manner that would violate the registration requirements of the Securities Act of 1933, as amended, or the securities registration requirements of any other jurisdiction (each, a “Securities Act”). The Purchaser agrees that the Sale Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any applicable Securities Act, except pursuant to an exemption from such registration under the applicable Securities Act. The Purchaser is able to bear the economic risk of holding the Sale Securities for an indefinite period (including total loss of its investment), and (either alone or together with its accounts, advisors, attorneys, consultants and other representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE V
SELLER’S RELEASE OF RELEASED CLAIMS

The Seller, on behalf of the Seller and the Seller’s heirs, grantees, legatees, legal representatives, agents, personal representatives, administrators, executors, estates, attorneys, advisors, successors and assigns (collectively, the “Releaser Parties”), hereby releases the Company, the Purchaser, all Affiliates of the Company and the Purchaser (collectively, the “Company/Purchaser Parties”), and all of the Company/Purchaser Parties’ past and present officers, directors, partners, shareholders, employees, agents, attorneys, and advisors (such persons and parties, together with the Company/Purchaser Parties, collectively, the “Released Parties”) from and against any and all Claims whatsoever up to and including the date of this Agreement that the Releaser Parties had, may have had or now have, whether presently known or unknown, suspected or unsuspected, against any of the Released Parties arising from or attributable to any matter, cause, thing, omissions, acts, facts, or damages whatsoever that have occurred up until and including the date of this Agreement arising from, related to or in connection with the Seller’s acquisition, ownership and/or disposition of the Sale Securities and/or the Purchaser’s acquisition of interests in the Company, including, without limitation, any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Seller as a result of this Agreement and any and all claims for breach of fiduciary, statutory or other duties under applicable Laws in connection with the Sale Securities and/or the transfer thereof (collectively, the “Released Claims”).

The foregoing release does not act to relieve in any manner the Purchaser from liability under the terms of this Agreement for those matters, representations, warranties and covenants specifically established in this Agreement. This release includes claims of which the Seller is presently unaware or which the Seller does not presently suspect to exist which, if known by the Seller, would materially affect the Seller’s release of the Related Parties. [For non-California shareholders: The Seller agrees to waive expressly any rights that the Seller may have under any statute or common law principle restricting or otherwise limiting the Seller’s waiver of unknown claims pursuant to this Article V.] [For California shareholders: The Seller specifically waives the provision of California Civil Code Section 1542, which provides as follows:]

[For California shareholders: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”]

The provisions of this Article V shall survive the Closing and any earlier termination of this Agreement. The Seller has set forth its initials below to indicate its awareness and acceptance of each and every provision of this Article V. [For California shareholders: The Seller, being aware of said code section, agrees to waive expressly any rights that the Seller may have thereunder, as well as under any other statute or common law principles of similar effect.]

INITIALS:

_____________________________
Print Name:

ARTICLE VI
TAX WITHHOLDING

All sums payable by the Purchaser under this Agreement shall be paid in full without any withholding, set-off or other deduction. Subject to the provisions of Article VIII, the Seller shall be liable for any withholding taxes attributable to the Seller but imposed on the Purchaser as a result of the transfer of the Sale Securities from the Seller to the Purchaser at the Closing (the “Withholding Taxes”) and shall indemnify and hold harmless the Purchaser and any of the Purchaser’s direct or indirect Affiliates from and against any Withholding Taxes (and any related interest, penalties and other similar charges) imposed on the Purchaser or any direct or indirect Affiliate of the Purchaser as a result of the Purchaser’s failure to withhold or deduct the Withholding Taxes from the Purchase Price at the Closing. The Seller shall promptly provide to the Purchaser information reasonably requested by the Purchaser in order to comply with the specific tax reporting requirements of the Purchaser or any direct or indirect Affiliate of the Purchaser imposed by the applicable Governmental Authority of competent jurisdiction in connection with the acquisition of the Sale Securities pursuant to this Agreement.

ARTICLE VII
INDEMNITY

Section 7.1 Survival of Representations and Warranties.  The representations and warranties of the Seller and Purchaser in this Agreement and the Ancillary Agreements shall survive the Closing and continue until the expiration of the applicable statute of limitations.

Section 7.2 Indemnification by Seller.  Subject to the provisions of Article VIII, the Seller hereby agrees to indemnify and hold harmless the Purchaser and the Purchaser’s Affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, but excluding any lost revenue, income or profits, foregone business opportunities, diminution in value or loss of business reputation or incidental or other damages of a consequential nature) claimed or otherwise owed to a Third Party to the extent caused by the Seller’s material breach of any representation, warranty or agreement made by the Seller contained in this Agreement and the Ancillary Agreements.

Section 7.3 Indemnification by Purchaser.  Subject to the provisions of Article VIII, the Purchaser hereby agrees to indemnify and hold harmless the Seller and the Seller’s Affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, but excluding any lost revenue, income or profits, foregone business opportunities, diminution in value or loss of business reputation or incidental or other damages of a consequential nature) claimed or otherwise owed to a Third Party to the extent caused by the Purchaser’s material breach of any representation, warranty or agreement made by the Purchaser contained in this Agreement.

ARTICLE VIII
INDEMNIFICATION PROCEDURES

Notwithstanding any provision to the contrary herein or in any of the other documents executed in connection herewith, with respect to all claims for indemnification pursuant to this Agreement, the following provisions shall apply (and the provisions of this Article VIII shall survive the Closing and any earlier termination of this Agreement):

Section 8.1 Notice of Claim and Notice of Election.  The Party entitled to indemnification under this Agreement shall promptly give written notice to the other Party of the commencement of any action, proceeding or other claim by a Third Party, which notice shall specify in reasonable detail all facts and circumstances known by the indemnitee. No failure to so notify an indemnitor shall relieve such indemnitor of such indemnitor’s obligations under this Agreement except to the extent that such indemnitor can demonstrate actual damages attributable to such failure to promptly notify. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

Section 8.2 Indemnitor’s Right to Participate.  If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (1) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (2) the indemnitor shall obtain the prior written approval of the indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim (and any such settlement without such written consent shall be null and void) or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal or other expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor. The indemnitee and the indemnitor shall mutually agree upon counsel if the Notice of Election through which the indemnitor accepts the indemnification obligation is conditional in any regard or contains a reservation of rights, and such counsel shall be chosen from (i) an AmLaw 100 law firm as published in the most recent American Lawyer Magazine list of AmLaw 100 firms, or (ii) if the nature of the dispute is such that the Parties would be better served by retaining a law firm with specialized expertise (with such expertise possibly being that of a particular subject matter or the practice of law in a particular region), a law firm with a national or regional reputation, as applicable, in the field of the dispute in the region in which it was commenced.

Section 8.3 Indemnitee’s Right to Defend.  If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, the indemnitee shall have the right to defend the claim in such manner as the indemnitee may deem appropriate, at the cost and expense of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

ARTICLE IX
CONFIDENTIALITY

Without limitation and in addition to any other confidentiality agreement to which the Seller has entered into with the Company or the Purchaser, the Seller shall keep confidential the terms and conditions of this Agreement, the existence of this Agreement and the transaction contemplated hereunder and any and all materials and information regarding or otherwise related to the Company, its assets and its businesses (the “Confidential Information”) except as the Purchaser and the Seller mutually agree otherwise; provided that (i) the Seller may disclose the Confidential Information to the extent advised by competent legal advisors that such disclosure is required by applicable Law or stock exchange rules and so long as the Seller shall (A) use reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed and (B) to the extent legally permissible, provide the Purchaser with written notice of the proposed disclosure reasonably in advance of such disclosure (which shall not be less than forty-eight (48) hours prior to such disclosure) and reasonably consult with the Purchaser as to the contents and timing of such disclosure; (ii) the Seller may disclose the Confidential Information to her/his professional advisors as necessary for the performance of the Seller’s obligations in connection with this Agreement so long as the Seller advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof; (iii) the Seller may disclose the Confidential Information to the Seller’s Affiliates provided that the Seller shall cause the Seller’s Affiliates to keep confidential the Confidential Information; and (iv) the Seller may disclose the Confidential Information in connection with the enforcement of this Agreement or rights under this Agreement. This Article shall survive any termination of this Agreement.

ARTICLE X
ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The Tribunal will consist of one (1) arbitrator. The place of arbitration will be in San Diego, California. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding anything to the contrary contained in this Article or any other provision in this Agreement or provided for under any applicable Law, no Party hereto shall be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect or special damages (including any loss of revenue, income or profits, foregone business opportunities, diminution in value or loss of business reputation or incidental or other damages of a consequential nature) of such other Person, relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party, and the Seller and the Purchaser each acknowledges and agrees that a Party shall not be obligated to initiate arbitration proceedings pursuant to this Article with respect to any claims, losses and causes of action for which the other Party is obligated to indemnify, defend and hold the Party pursuant to the terms and conditions of this Agreement.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1 Fees, Expenses and Taxes.  Except as otherwise provided herein, all fees, expenses or taxes incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, expenses or taxes, whether or not such transactions are consummated.

Section 11.2 Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

Section 11.3 Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 11.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile upon written confirmation of receipt by facsimile or e-mail, or if by e-mail, upon receipt if received on a Business Day and if not, the next Business Day, or (b) on the first (1st) Business Day following the date of dispatch for domestic deliveries and on the third (3rd) Business Day following the date of dispatch for international deliveries, if delivered by a recognized international next-day courier service (e.g. FedEx, UPS or DHL). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in advance in writing by the Party to receive such notice:

If to the Seller, to:	If to the Purchaser, to:
Print Name: ____________________________ Address: _______________________________ Facsimile: ______________________________ E-mail: ________________________________	Spreadtrum Communications, Inc.
Spreadtrum Center, Building No. 1
Lane 2288, Zuchongzhi Road
Zhangjiang, Shanghai 201203
People’s Republic of China
Attention: Legal Department
Facsimile: +8621-5080-2996 ext. 1212
E-mail: sisi.chang@spreadtrum.com
If to the Closing Agent, to:
Spreadtrum Communications, Inc.
Spreadtrum Center, Building No. 1
Lane 2288, Zuchongzhi Road
Zhangjiang, Shanghai 201203
People’s Republic of China
Attention: Ms. Sisi Chang
Facsimile: +8621-5080-2996 ext. 1212
E-mail: sisi.chang@spreadtrum.com

Section 11.5 Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents (if any) and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 11.6 Entire Agreement.  This Agreement and the Ancillary Agreements, Exhibits, and other agreements and instruments delivered in connection herewith constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement and the Ancillary Agreements. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 11.7 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each of the Parties and their respective heirs, grantees, legatees, legal representatives, administrators, executors, estates, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Closing Agent is an intended explicit third party beneficiary of the terms of this Agreement.

Section 11.8 Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Cayman Islands without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Cayman Islands.

Section 11.9 Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Purchaser or any officer, director, employee, representative or investor of any Party hereto.

Section 11.10 Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void ab initio; provided, however, that the Purchaser may assign this Agreement to any Affiliate of the Purchaser without the prior consent of the Seller and; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Purchaser and; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 11.11 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.12 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

INITIALS:
_____________________________ Print Name:	_____________________________ Spreadtrum

Section 11.13 Independent Counsel.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGES HAVING BEEN ADVISED OF THE RIGHT TO CONSULT WITH AND SEEK THE ADVICE OF AN INDEPENDENT ATTORNEY OF HIS/HER/ITS CHOICE TO ADVISE HIM/HER/IT, PRIOR TO SIGNING THIS AGREEMENT, OF ITS TERMS AND PROVISIONS AND OF THE RIGHTS AND OBLIGATIONS CONFERRED HEREUNDER.

INITIALS:
Print Name:	Spreadtrum

Section 11.14 Counterparts; Facsimile Signature.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or scanned signature and a facsimile or scanned signature shall constitute an original for all purposes.

Section 11.15 Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[NO FURTHER TEXT ON THIS PAGE].

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

SELLER:
Signed: _____________________________________
Print Name: _________________________________
The undersigned, the spouse of the Seller, hereby consents to the transfer of the Sale Securities and other transactions contemplated herein and relinquishes any interest (including, without limitation, any community property interest) which he/she might have had or may have in or to the Sale Securities and/or the Released Claims.
Signed: _____________________________________
Print Name: ________________________________
PURCHASER:
SPREADTRUM COMMUNICATIONS, INC., an exempted company incorporated and existing under the laws of the Cayman Islands
By: Name: Title:

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

EXHIBIT A

FORM OF DECLARATION OF LOST SHARE CERTIFICATE

DECLARATION OF LOST SHARE CERTIFICATE

Date: [•  ] 2012

[I][We] [Name], being the holder of [Number and Type of Shares] (the “Shares”) in the capital of MobilePeak Holdings Ltd (the “Company”), DO HEREBY DECLARE, CERTIFY AND AFFIRM as follows:

1.	a Certificate number [ ] in respect of the Shares (the “Certificate”) was issued to [me][us] on or about [Date];
2.	[I][we] have searched, or caused search to be made, for the Certificate but after careful search, have been unable to find it;
3.	since the Certificate was issued to [me][us], [I][we] have not sold, pledged or otherwise transfer the Shares, nor have I/we in any other way parted with possession of or any rights under, interest in or title to the Certificate, and the Shares and the Certificate are my/our absolute property (other than as set forth in Clause 5 below);
4.	to the best of [my][our] knowledge and belief, the Certificate has either been lost or accidentally destroyed; and
5.	we have agreed to sell the Shares to Spreadtrum Communications, Inc. (“Transferee”).

Now in consideration of you agreeing to issue a new share certificate to Transferee, [I][we] hereby undertake:

(a)	to indemnify the Company, its directors and its officers, on demand, against all actions, proceedings, demands, costs and expenses which any of the Company, its directors and/or its officers may incur in consequence of two (2) share certificates for the Shares being outstanding at the same time; and
(b)	that in the event of the Certificate being found after a new share certificate in respect of the Shares has been issued to Transferee, [I][we] shall, as soon as reasonably practicable, surrender the Certificate to the Company for cancellation.

This Declaration shall be governed by the laws of the Cayman Islands.

IN WITNESS WHEREOF, this Declaration has been executed by the undersigned on the date first set forth above.

Signed on behalf of	Signature of Witness
[Name]
Name: ______________________________	Witness Name: _______________________
Title: _______________________________	Title: _______________________________

Exhibit A-1

EXHIBIT B

FORM OF INSTRUMENT OF TRANSFER

MOBILEPEAK HOLDINGS, LTD.
(the “Company”)

INSTRUMENT OF TRANSFER

DATED [•  ] 2012

[•  ], an individual having an address at [•  ] (the “Transferor”) does hereby sell, assign and transfer unto SPREADTRUM COMMUNICATIONS, INC., an exempted company incorporated and existing under the laws of the Cayman Islands with its registered address at P.O. Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands (the “Transferee”), of [•  ] Common Shares with a nominal or par value of US$0.001 each.

SIGNED by the Transferor	)
)
)
)

Exhibit B-1

EXHIBIT C

SELLER BANK ACCOUNT

WIRE INSTRUCTIONS

(See Attached)

Exhibit C-1